                                                                        4(f)(28)

                               AMENDMENT NO. 1 TO
                     AMENDED AND RESTATED SECURITY AGREEMENT


         AMENDMENT NO. 1 TO AMENDED AND RESTATED SECURITY AGREEMENT (this "Amendment"), dated as of October 17, 2001, among KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as a secured party (together with its successors and assigns, the "Company"), CAC FUNDING CORP., a Nevada corporation, as debtor (together with its successors and assigns, the "Debtor"), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, individually and as servicer (together with its successors and assigns, the "Servicer"), and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually, as collateral agent (together with its successors and assigns in such capacity, the "Collateral Agent"), as Agent and as Bank Investor, amending that certain Amended and Restated Security Agreement (as amended to the date hereof, the "Security Agreement"), dated as of July 20, 2001, among the Company, the Debtor, the Servicer and Bank of America, individually and as Collateral Agent, and, for the purposes of Section 3 hereof, setting forth certain agreements among the parties to the Note Purchase Agreement dated as of July 7, 1998, as amended (the "Note Purchase Agreement").

                  WHEREAS, on the terms and conditions set forth herein, the parties to the Security Agreement wish to amend the Security Agreement and set forth certain other agreements as provided herein.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  SECTION 1. Defined Terms. As used in this Amendment capitalized terms have the same meanings assigned thereto in the Security Agreement.

                  SECTION 2.  Amendment.

         (a) The Security Agreement is hereby amended by adding the following as Section 5.1(f):

                  "(f) Prepayment. The Debtor may, on the day preceding any Remittance Date deposit into the Collection Account an amount which, when taken together with the amount then on deposit in the Collection Account and the Reserve Account (before giving effect to any deposit described in this

         Section 5.1(f)), shall be sufficient to pay all amounts outstanding under the Note Purchase Agreement, the Note and any other Transaction Document. If such deposit is made into the Collection Account pursuant to this Section 5.1(f), the Collateral Agent shall withdraw on the next Remittance Date all funds on deposit in the Collection Account and the Reserve Account and pay such amounts to the Company, the Bank Investors and any Noteholder, as applicable. Upon such payment in full to the appropriate Persons of all amounts outstanding under the Note Purchase Agreement, the Note and any other Transaction Document, the Collateral Agent shall release its lien and security interest in the Collateral and shall execute and deliver such documents, instruments and financing statements, prepared by and at the expense of the Debtor, as are necessary or reasonably requested by the Debtor to evidence such release."

                  SECTION 3. No Subsequent Fundings. The Debtor, the Company, and the Bank Investor agree that in the event the Debtor shall have exercised its right pursuant to section 5.1(f) of the Security Agreement to pay in full all amounts outstanding under the Note Purchase Agreement, the Note and any other Transaction Document and all such amounts shall have been paid in full to the appropriate Person(s), the Company and the Bank Investors shall thereupon have no further obligation to make any Subsequent Fundings under the Note Purchase Agreement.

                  SECTION 4. Representations and Warranties. The Debtor hereby makes to the Collateral Agent, the Company and the Bank Investors, on and as of the date hereof, all of the representations and warranties set forth in Sections
3.1 and 3.2 of the Security Agreement, except that to the extent that any of such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct as of such earlier date.

                  SECTION 5. Effectiveness. This Amendment shall become effective as of July 21, 2001, provided, however, that this Amendment shall cease to be effective if the Secured Parties shall not have received, on or prior to November 17, 2001, a "true sale" opinion of Dykema Gossett PLLC, counsel to the Debtor, satisfactory to the Agent and its counsel.

                  SECTION 6. Costs and Expenses. The Debtor shall pay all of the Company's, the Bank Investors' and the Collateral Agent's cost and expenses (including out of pocket expenses and reasonable attorneys fees and disbursements) incurred by them in connection with the preparation, execution and delivery of this Amendment.

                  SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 8. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 9. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                  SECTION 10. Ratification. Except as expressly affected by the provisions hereof, the Security Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Security Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Security Agreement as amended by this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No.1 to the Amended and Restated Security Agreement as of the date first written above.

                          CAC FUNDING CORP., as Debtor


                          By: /S/ Robert R. Krakowiak
                             ------------------------
                          Name: Robert R. Krakowiak
                          Title:   Treasurer



                                CREDIT
                          ACCEPTANCE CORPORATION, Individually and as
                          Servicer


                          By: /S/ Robert R. Krakowiak
                             ------------------------
                          Name: Robert R. Krakowiak
                          Title:   Treasurer



                          KITTY HAWK FUNDING CORPORATION,
                           as Company


                          By: /S/ Andy Yan
                             -------------
                          Name: Andy Yan
                          Title: Vice President


                          BANK OF AMERICA, N.A., individually,
                          as Collateral Agent


                          By: /S/ Michelle M. Heath
                             ----------------------
                          Name: Michelle M. Heath
                          Title: Managing Director